EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 28, 2005, by and between Ebix, Inc., a Delaware corporation (the “Company”) and Craig Wm. Earnshaw, an individual (“Earnshaw”).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated February 23, 2004, by and among Ebix, Inc. and the shareholders of LifeLink Corporation (the “Stock Purchase Agreement”), Earnshaw acquired two hundred thousand (200,000) shares of common stock of the Company (the “Company Shares”);

WHEREAS, pursuant to Section 4.8 of the Stock Purchase Agreement, Earnshaw has the right (the “Put Right”) at any time during the one month period commencing August 23, 2005 to require the Company to purchase of the remaining Company Shares then held by Earnshaw, at a price equal to $2,700,000 minus the aggregate purchase price received by Earnshaw with respect to all sales of Company Shares prior to the date of exercise of the Put Right; and

WHEREAS, the Company desires to permit Earnshaw to exercise the Put Right prior to August 23, 2005, and to purchase and redeem the Shares, and Earnshaw desires to exercise the Put Right and sell the Company Shares to the Company, in accordance with the terms of this Agreement (the “Sale”).

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Sale and Purchase of Company Shares.  Simultaneously upon the execution, and subject to the terms and conditions, of this Agreement, Earnshaw shall sell, convey, transfer and deliver all right, title and interest in and to the Shares, free and clear of all Liens (as defined below), to the Company and the Company shall purchase the Shares from Earnshaw for an aggregate purchase price of two million seven hundred thousand dollars ($2,700,000.00) (the “Purchase Price”).  Each of Earnshaw and the Company hereby acknowledges and agrees that the Sale constitutes full and complete satisfaction of Earnshaw’s right to the Put Option (as such term is defined in the Shares Purchase Agreement), and that the Put Option shall be null and void and of no further force or effect following the consummation of the Sale pursuant to the terms of this Agreement.

2.             Deliveries.  Upon the execution of this Agreement by the Company and Earnshaw, (a) Earnshaw shall deliver to the Company the certificates evidencing the Company Shares, duly endorsed in blank or accompanied by duly executed stock transfer powers, and (b) the Company shall pay the Purchase Price for the Company Shares to Earnshaw by wire transfer of immediately available funds pursuant to wiring instructions provided in writing by Earnshaw.

3.             Warranties and Representations of Earnshaw.  Earnshaw hereby represents and warrants to the Company as follows:

(a)           Title to Company Shares.  Earnshaw is the sole record and beneficial owner of the Company Shares free and clear of any claims, liens, charges or encumbrances whatsoever (collectively, “Liens”), and has good and marketable title to the Company Shares owned by him, and has full right, power and authority to sell the Company Shares to the Company as provided herein.  There are no agreements, arrangements, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Company Shares to be sold, assigned, conveyed, transferred and delivered by Earnshaw to the Company hereunder.  Earnshaw has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Company Shares, with no limitations, qualifications or restrictions on such rights and powers, and Earnshaw has not granted and will not grant such rights and powers to any other person or entity.

(b)           Transaction Not a Breach.  Neither the execution and delivery of this Agreement nor its performance will conflict with or result in the breach of any of the terms or conditions of or constitute a default under any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which Earnshaw is a party or by which Earnshaw may be bound or affected.

(c)           Purchase Price.  Earnshaw is familiar with the operations, assets, condition (financial and other) and future prospects of the Company and considers the Purchase Price to be a fair and reasonable valuation of the Company Shares as of the date hereof.

4.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Earnshaw that the execution, delivery and performance of this Agreement by the Company has been duly and properly authorized by all requisite action in accordance with applicable laws and the Articles of Incorporation and Bylaws of the Company.

5.             Miscellaneous.

(a)           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(b)           Amendment; Waiver.  This Agreement may be amended, or any provision of this Agreement may be waived only in a writing signed by the parties hereto.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

(c)           Further Assurances.  Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

(d)           Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.  The parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

(e)           Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

(f)            Survival.  All representations, warranties, covenants and agreements made herein shall survive the consummation of the transactions contemplated by this Agreement.

(g)           Binding Effect.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but will not be assignable or delegable by either party hereto without the prior written consent of the other party hereto.

(h)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

[end of document; signature page follows]

                IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

EBIX, INC.

By:	\s\ Richard J. Baum
Name: Richard J. Baum
Title: Chief Financial Officer

\s\ Craig Wm. Earnshaw
Craig Wm. Earnshaw